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Exhibit 99.2

Recent Developments and Other Significant Information

        CILCORP Acquisition.    On April 28, 2002, Ameren Corporation (which we refer to as Ameren) entered into agreements with The AES Corporation to acquire all the outstanding stock of CILCORP Inc. which is the parent holding company for Peoria, Illinois-based Central Illinois Light Company, a regulated utility (which we refer to as CILCO). Ameren also agreed to acquire another AES company which owns a 40 megawatt, gas-fired electric generation plant. CILCO has plans to transfer most of its 1,200 megawatts of coal-fired generating capacity to a newly formed subsidiary of CILCO called Central Illinois Generating, Inc., which we refer to as CIGI. The acquisitions are subject to regulatory approvals and are expected to close within 12 months of the date of the agreements. Ameren currently plans to keep CIGI as a separate subsidiary and not transfer any portion of its generating capacity to us. CIGI is expected to have a full requirements supply contract with CILCO through the end of 2004. CIGI may request proposals from AmerenEnergy, Inc. which we refer to as Ameren Energy, or AmerenEnergy Marketing Company, which we refer to as Marketing Co., to supply capacity and energy needs of CILCO in excess of CIGI's capacity.

        Projected Revenues.    Marketing Co.'s contracted load is expected to produce about 93% of our revenues in the period 2002-2003 and 73% of our revenues in the period 2002-2005. We project that contract revenue will be about 26% in 2005 and 17% in 2006 of total revenues. Since October 2000, Marketing Co. has entered into 26 new long-term contracts for the sale of our power.

        Stone & Webster Consultants, Inc., who we refer to as Stone & Webster or as independent technical consultant, has prepared an Independent Technical Review concerning certain technical, environmental and economic aspects of our electric generating facilities (excluding the gas-fired combustion turbine electric generating units currently under construction in Elgin, Illinois that we expect to acquire in 2002). We have attached the Independent Technical Review as Exhibit 99.3 to this Form 8-K. The Independent Technical Review is an update to the independent technical review dated October 25, 2000 prepared by Stone & Webster in conjunction with our initial issuance of notes in November 2000. This original independent technical review is available as part of our prospectus filed with the Securities and Exchange Commission on April 18, 2001.

        Platts/RDI Consulting, a McGraw-Hill Company, who we refer to as independent market consultant, has prepared a report that analyzes the Midwest United States electricity market and the economic competitiveness of our electric generating facilities (excluding the Elgin units that we expect to acquire) within that market. The report provides an assessment of the long-term market opportunities, including a forecast of capacity and energy prices, in the region. A copy of the report is attached as Exhibit 99.4 to this Form 8-K.

        The following projected financial and operating data is summarized from the Independent Technical Review and is subject to the qualifications, limitations and exclusions set forth therein. The projected data reflects the base case assumptions set forth in the Independent Technical Review which gives effect to the issuance of $275 million additional senior indebtedness by us. The projected data for the year ended December 31, 2002 does not reflect any actual results of operations for any period within the year. PricewaterhouseCoopers LLP have not examined, reviewed or compiled the projected operating and financial results and, accordingly, do not express an opinion or any other form of assurance with respect to them.

Projected Financial and Operating Data

Year Ended December 31
2002	2003	2004	2005	2006
(in thousands)
Projected Cash Flow Statement Data(1):
Operating Revenues	$673,265	$651,987	$655,459	$729,034	$783,377
Operating Expenses	438,950	424,622	419,478	419,104	451,030
Cash Flow Available for Senior Debt Service	234,315	227,365	235,981	309,929	332,347
Senior Debt Service	56,825	56,825	56,825	56,825	56,825
Senior Debt Service Coverage Ratio	4.1	x	4.0	x	4.2	x	5.5	x	5.8	x
Five-year Average	4.7	x
Ten-year Average	6.4	x
Twenty-year Average	8.7	x
GWh Generation:
Revenue Distribution—by Dispatch Profile(2)
% from base-load	70.3%	72.5%	71.7%	66.3%	66.1%
% from intermediate	22.3%	20.0%	19.9%	22.5%	22.9%
% from peaking	6.0%	6.0%	6.9%	9.9%	9.8%
% from lease	1.4%	1.5%	1.5%	1.2%	1.2%
Revenue Distribution—contract vs. market
% from contract sales	93.2%	92.8%	84.0%	26.1%	17.1%
% from market sales	5.3%	5.6%	14.4%	72.5%	81.6%
% from lease revenue	1.5%	1.5%	1.5%	1.4%	1.3%

(1)
Does not reflect any revenues, expenses or debt service requirements (if any) in respect of additional generating assets we may acquire during the forecast period. Cash Flow Available for Senior Debt Service is before capital expenditures.

(2)
As forecasted by the independent market consultant.

        The projected operating and financial results contained in the Independent Technical Review included as Exhibit 99.3 to this Form 8-K are predicated upon various assumptions and forecasts of our electric generating facilities' revenue generating capacity and the costs associated with that revenue generating capacity. The assumptions made with respect to future market prices for energy are based upon a comprehensive market analysis prepared by the independent market consultant and included as Exhibit 99.4 to this Form 8-K. This market forecast served as a basis for the revenue assumptions incorporated in the projected operating results beyond the revenue assumptions based on fixed price contractual commitments described in this Form 8-K. The independent technical consultant has reviewed the technical operating parameters of our electric generating facilities. The independent technical consultant has also evaluated the operations and maintenance budgets of our facilities and the related assumptions and forecasts contained therein based on a review of various technical, environmental, economic and permitting aspects of the facilities. The independent technical consultant prepared the projected operating and financial results contained in Exhibit 99.3 to this Form 8-K with information that was available as of various dates primarily prior to December 31, 2001.

        The information and projections contained in the Independent Technical Review do not take account of the Elgin units we expect to acquire in 2002. We expect to pay an affiliate approximately $222 million for these units.

        The independent market consultant prepared the market analysis contained in Exhibit 99.4 to this Form 8-K, which served as a basis for some assumptions made in preparing the projected operating and financial information, with information that was available as of various dates primarily prior to

December 31, 2001. We have not requested, nor do we intend to request, that either the independent technical consultant or the independent market consultant update their reports with information that is currently available. The projected operating and financial results included in this Form 8-K are our responsibility and have been prepared on the basis of assumptions that we and the persons who have provided them believe to be reasonable.

        Our independent auditors, PricewaterhouseCoopers LLP, have not examined, reviewed or compiled the projected operating and financial results and, accordingly, do not express an opinion or any other form of assurance with respect to them.

        Accordingly, the projected operating and financial results are not necessarily indicative of our future performance and neither we, the independent market consultant, the independent technical consultant nor any other person assumes any responsibility for their accuracy. Therefore, no representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are less favorable than those shown or if the assumptions used in formulating the base case and the sensitivities included in the projected operating results prove to be incorrect, our ability to pay our operating expenses and other obligations may be materially adversely affected.

        Capitalization.    The following table sets forth the actual capitalization of our company as of March 31, 2002 (unaudited) and the pro forma capitalization of our company as of that date after giving effect to $275 million of additional senior indebtedness and the use of the proceeds thereof to refinance short-term indebtedness and other purposes. The pro forma capitalization is presented for illustrative purposes only and is not necessarily indicative of the capitalization of our company as a result of the new indebtedness.

	As of March 31, 2002 (unaudited)	Pro Forma (unaudited)
	(in thousands)
Debt:
Senior Debt
Short-Term Debt	$170,920	$—
Senior Notes	$423,931	$698,931
Total Senior Debt	$594,851	$698,931
Subordinated Intercompany Notes	$508,082	$508,082
Total Debt	$1,102,933	$1,207,013
Total Stockholder's Equity	$284,047	$284,047
Total Capitalization	$1,386,980	$1,491,060

        Marketing Co.-CIPS Agreement.    Marketing Co expects to seek to renew and extend the agreement (the Marketing Co.-CIPS Agreement) whereby it sells all the energy and capacity needed by AmerenCIPS to fulfill its obligations to its native load customers when the Marketing Co.-CIPS Agreement expires at the end of 2004. Given the strategic location of our generating facilities and their geographical proximity to the AmerenCIPS load, we believe we are well-positioned to remain a competitive provider of capacity and energy to AmerenCIPS after 2004. A renewal or extension of the agreement to sell power to AmerenCIPS will depend on compliance with regulatory requirements in effect at the time of any renewal or extension, and we cannot predict whether we will be successful in securing a renewal or an extension of this agreement.

        Agreement with City of Columbia.    The Columbia Energy Center is a 144 megawatt (net) station consisting of four combustion turbine generating units. As part of an agreement entered into with the

City of Columbia, Missouri for the development of the Columbia Energy Center, the City is leasing to Development Co. the property on which our units are located for a 40 year term subject to renewal options totaling an additional 20 years. The City is also providing a point of interconnection for our units with its transmission system and is purchasing up to 36 megawatts of the capacity and energy generated by our units from Marketing Co. through 2014. We have granted the City an option to purchase an undivided ownership interest in our Columbia Energy Center. The amount of the interest covered under the option is subject to a formula (which would result in a sale of about 25% of the station in most circumstances) and is exercisable at the end of 2010 for a purchase price of $15.5 million, at the end of 2014 for a purchase price of $9.5 million and at the end of 2020 for a purchase price of $4 million. The power sales agreement will terminate if the City exercises the purchase option.

        Possible New FERC Rules.    Under current Federal Energy Regulatory Commission (FERC) rules, when FERC finds that market rates are unjust and unreasonable due to market manipulation or other reasons, it can order refunds of excess charges but only prospectively for the period beginning 60 days after a complaint is filed regarding the rates. FERC is actively studying imposing new provisions to expand its power to order refunds if market-based rates are found to be unjust or unreasonable as a result of anticompetitive behavior or abuse of market power. If adopted, FERC would have the authority under the proposals to order Marketing Co. or us (for sales made through Ameren Energy) to make refunds to customers for transactions occurring under market-based tariffs for sales prior to the date a complaint is filed if FERC found Marketing Co. or Ameren Energy had engaged in anticompetitive behavior or exercised market power. The affected prior sales could be over a significant period of time. We cannot predict whether the FERC will require these or similar changes, or if it does, what the effect on us may be in any case when an abuse may be found to have occurred.

        RTO Developments.    On May 28, 2002, Ameren filed with FERC indicating that it would return to the Midwest Independent System Operator (Midwest ISO), although the exact nature of Ameren's participation (whether as an individual transmission owner or through an independent transmission company) is subject to further negotiations. We do not own transmission assets; however, we pay AmerenUE and AmerenCIPS for the use of their transmission lines to transmit power. Until the tariffs and other material terms of Ameren's participation in the Midwest ISO are finalized and approved by FERC, we cannot predict the impact ongoing Regional Transmission Organization (RTO) developments will have on our future financial condition, results of operation or liquidity.

Safe Harbor Statement

        Specific statements contained in this Form 8-K (including the exhibits hereto) are forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "intends," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Although we believe these statements are based upon reasonable assumptions, no assurance can be given that the future results covered by the forward-looking statements will be achieved. Forward-looking statements are subject to risks, uncertainties and other factors that may be outside of our control and that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. In addition to the risk factors described above, these factors include the effects of the pending AmerenUE excess earnings complaint case and other regulatory actions, including changes in regulatory policy; changes in laws and other governmental actions, including monetary and fiscal policies; the impact on us of current regulations related to the opportunity for retail customers to choose alternative energy suppliers in Illinois; the effects of increased competition in the future; the effects of Ameren's participation in a FERC approved RTO, including activities associated with the Midwest ISO and the Alliance RTO; availability and future market prices for fuel and purchased power, electricity, and natural gas, including the use of financial and derivative instruments and volatility of changes in market prices; wholesale and retail pricing for electricity in the Midwest; business and economic conditions; interest rates and the availability of capital; actions of rating agencies with respect to us and our affiliates and the effects of such actions on us; weather conditions; the impact of the adoption of new accounting standards; generation plant construction, installation and performance; the impact of current environmental regulations on generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect; future wages and employee benefits costs; competition from other generating facilities including new facilities that may be developed in the future; cost and availability of transmission capacity for the energy generated by our generating facilities or required to satisfy energy sales made on our behalf; and legal and administrative proceedings.

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  Exhibit 99.2
Other significant information regarding the Company